Non-Exclusive

CONSULTING SERVICES, COMPENSATION AGREEMENT AND NON CIRCUMVENT AGREEMENT

THIS AGREEMENT ("Agreement"), made, entered into this 22 day of May 2008 (the "Effective Date"), by and between Amir Elbaz, (hereinafter referred to as "Consultant"), and Global Energy, Inc. (hereinafter referred to as "Corporation").

W I T N E S S E T H:

WHEREAS, the Corporation has requested that the Consultant provide services to the Corporation;

WHEREAS, the Consultant has agreed to provide services to the Corporation related to Corporate Affairs ("Affairs") which will include: advising on capital raising, investor outreach programs, strategies advise concerning certain financing transactions and business development;

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. CONSULTING ARRANGEMENT. The Corporation hereby contracts for the services of Consultant and Consultant agrees to perform such duties and responsibilities and to render Affairs advice and consulting on a non-exclusive basis as may be requested by the Corporation from time to time during the Consulting Period, as defined herein, of this consulting arrangement in connection with the Corporation's business throughout the United States and worldwide ("Consulting Arrangement"). Said consulting services shall include, but not be limited to general business services. Consultant shall use its best efforts to keep the Corporation informed of all corporate business opportunities which shall come to its attention and appear beneficial to the Corporation's business so that the Corporation can obtain the maximum benefits from Consultant's knowledge, experience, and personal contacts. Such services may include, but not be limited to:

(a) Corporate Planning

(i) Assist the Corporation by advising on its strategy and programs and introduce the Corporation to potential partners.

(ii) Develop an in-depth familiarization with the Corporation's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

(iii) Advise Corporation on how its corporate development activities may effect its perception by investors, including such factors as: position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

(iv) Identify prospective suitable merger or acquisition partners for the Corporation, perform

appropriate diligence investigations with respect thereto, advise the Corporation with respect to the desirability of pursuing such prospects, and assist the Corporation in any negotiations which may ensue there from.

(v) Introduce the Corporation to potential investors, financial institutions, high net worth individuals or any other entity ("Introduced Party" and "Introduction"), of which the Corporation will only have dealings with through the Consultant, and will agree not to circumvent Consultant during the term hereof.

(b) *Business Strategies*

(i) Evaluate business strategies and recommend changes where appropriate.

(ii) Evaluate the Corporation's performance in view of its corporate planning and business objectives.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. Consultant shall not be required to perform a minimum number of hours of service under this Agreement and the Corporation recognizes that due to prior commitments the Consultant's services are available on an "as available" basis. Consultant shall not be considered as having an employee status vis-à-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof. Consultant shall have no authority to make any agreement or incur any liability and/or obligation in the name and/or on behalf of the Corporation or any of its affiliated entities. Consultant shall not make any representations and/or warranties on behalf of the Corporation or any of its affiliated entities, except if and to the extent explicitly authorized.

3. COMPENSATION FOR THE CONSULTING ARRANGEMENT. As consideration for the Affairs services to be rendered under the Consulting Arrangement by Consultant, the Corporation will pay a consulting fee as defined in the schedule below. Consultant will be paid only upon the Corporation (or any of its affiliates) closing, and receiving the applicable consideration in, a financing transaction with an Introduced Party, since the Corporation does not possess the necessary funds to pay for those services without said funding. The compensation will be applicable to any financing completed with the Introduced Party during the Consulting Period and during a period of twelve (12) months thereafter. . The consideration is as follows:

a. 3% of the first $4,000,000 of the consideration paid to the Corporation in a transaction with an Introduced Party;

b. 2.5% of the consideration in excess of $4,000,000 and up to $6,000,000 paid to the

Corporation in a transaction with an Introduced Party; and

c. 2% of the consideration in excess of $6,000,000 and up to $10,000,000 paid to the Corporation in a transaction with an Introduced Party; and

.

It is hereby clarified that the Corporation shall have the sole and absolute right regarding whether or not to enter into or refrain from entering into any transaction with an Introduced Party and the terms thereof.

Other than the compensation provided for under this Section 3, the Consultant shall not be entitled to any other form of indemnification, compensation, reimbursement, remuneration or other payment whatsoever in connection with the provision of the services and the Consulting Arrangement pursuant to this Agreement.

4. TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement and this Agreement shall begin effective as of the Effective Date and shall continue for a period of twelve (12) months from the Effective Date and may be renewable for additional twelve (12) month periods upon the agreement of the parties (the "Consulting Period"). This Agreement may be terminated by either party upon the provision of thirty (30) days written notice to the other party.

5. CONFIDENTIALITY COVENANTS.

5.1 *Agreements of the Consultant.* In consideration of the compensation to be paid or provided to the Consultant by the Corporation under this Agreement, the Consultant covenants as follows:

Confidentiality.

(i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(ii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iii) The Consultant will not remove from the Corporation's premises (except to the extent such removal is for purposes of the performance of the Consultant's duties and is approved by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the

Confidential Information and Proprietary Items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies, sketches, or other physical embodiment of any of the Proprietary Items.

5.2 *Disputes or Controversies.* The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

5.3 *Definitions.*

For the purposes of this Section 5, "Confidential Information" shall mean any and all:

(i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, designs, sketches, photographs, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans;

(ii) information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented; and

(iii) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

Confidential Information shall also apply to Confidential Information received by the Consultant before the Effective Date.

6. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

if to the Corporation, to:

Asi Shalgi, CEO
Global Energy, Inc.
7 Abba Hilel St.
Ramat Gan, Israel 52520
Fax: 1 815 572 0425

____

(b) if to Consultant, at:

Amir Elbaz
147 East 82nd, #4F
New York, NY 10028
Fax: ______________

7. ASSIGNMENT. Neither party may assign or transfer this Agreement to any third party, whether in whole or part, or any of its rights or obligations under this Agreement, without the prior written consent of the other party.

8. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

9. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

10. SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

11. CHOICE OF LAW. Notwithstanding the principles of conflicts of law, the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. The competent courts and tribunals situated in New York, N.Y. shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement

IN WITNESS WHEREOF, Consultant has hereunto put its hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:

By: ______________________

Amir Elbaz

CORPORATION:

____

Asi Shalgi
CEO & President